As filed with the Securities and Exchange Commission on November 9, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BLUEJAY DIAGNOSTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	47-3552922
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

360 Massachusetts Avenue, Suite 203
Acton, MA 01720
Telephone: (844) 327-7078
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Neil Dey
Chief Executive Officer and President
360 Massachusetts Avenue, Suite 203
Acton, MA 01720
Telephone: (844) 327-7078
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

_________________

Copies to:

Ralph V. De Martino, Esq. Cavas Pavri, Esq. Schiff Hardin LLP 901 K Street NW Suite 700 Washington, DC 20001 Telephone: (202) 724.6848	Robert F. Charron, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 931-8704

 _________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-260029

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee
Units:(7)	$4,140,000	$383.78
Common stock, par value $0.0001 per share(4)	—	—
Warrants to purchase common stock(4)	—	—
Shares of common stock issuable upon exercise of the Class A Warrants	$2,898,000	$268.64
Shares of common stock issuable upon exercise of the Class B Warrants	$4,140,000	$383.78
Series E Convertible Preferred Stock(6)	—	—
Shares of common stock underlying the Series E Convertible Preferred Stock	—	—
Underwriter’s warrants(5)	—	—
Common stock underlying Underwriters’ warrants(5)	$258,750	$23.99
Total	$11,436,750	$1,060.19	(9)

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(1)      Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)      Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)      Includes the price of additional shares of common stock and warrants to purchase shares of common stock that the underwriters have the option to purchase to cover overallotments, if any.

(4)      Included in the price of the units. No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

(5)      Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the common stock underlying the underwriter’s warrants by assuming that such warrants are exercisable at a price per share equal to 125% of the public offering price of the common stock in the units sold in this offering.

(6)      The maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Series E Convertible Preferred Stock offered and sold in the offering.

(7)      Each unit includes (i) one share of common stock (or, at the purchaser’s election, one share of Series E Convertible Preferred Stock), (ii) one Class A Warrant, and (iii) one Class B Warrant.

(8)      Represents 4,500,000 shares of common stock at an assumed price of $10.00, the public offering price.

(9)      The Registrant previously registered securities having a proposed maximum aggregate offering price of $102,183,750 on its Registration Statement on Form S-1, as amended (File No. 333-260029) which was declared effective by the Securities and Exchange Commission on November 9, 2021. In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of $11,436,750 is hereby registered.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-1 is being filed with respect to the registration of 414,000 additional Units of Bluejay Diagnostics, Inc., a Delaware corporation (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1. Each Unit consists of (a) one share of Registrant common stock (or, at the purchaser’s election, one share of Series E Convertible Preferred Stock), (b) one Class A warrant to purchase one share of Registrant common stock at an exercise price equal to $7.00 per share, exercisable until the fifth anniversary of the issuance date, and (c) one Class B warrant to purchase one share of Registrant common stock at an exercise price equal to $10.00 per share, exercisable until the fifth anniversary of the issuance date. In addition, this Registration Statement is being filed with respect to the registration of a warrant to purchase up to 20,700 shares of common stock that may be issued to the representative of the underwriters (or its designees) in the offering subject to the Registration Statement. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-260029) (the “Prior Registration Statement”), initially filed by the Registrant on October 4, 2021 and declared effective by the Securities and Exchange Commission (the “Commission”) on November 9, 2021. The required opinion of counsel and related consent and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a)       Exhibits. All exhibits filed with or incorporated by reference in the Registration Statement on Form S-1 (SEC File No. 333-260029) are incorporated by reference into, and shall be deemed a part of, this Registration Statement, and the following additional exhibits are filed herewith, as part of this Registration Statement:

5.1	Opinion of Schiff Hardin LLP

23.1	Consent of Wolf and Company, P.C.

23.2	Consent of Schiff Hardin LLP (included on Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Acton, Commonwealth of Massachusetts, on the 9th day of November, 2021.

BLUEJAY DIAGNOSTICS INC.
By:	/s/ Neil Dey
Name:	Neil Dey
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Neil Dey	President, Chief Executive Officer and Director	November 9, 2021
Neil Dey
/s/ Gordon Kinder	Chief Financial Officer	November 9, 2021
Gordon Kinder	(Principal Financial Officer and Principal Accounting Officer)
*	Chairman of the Board	November 9, 2021
Douglas Wurth
*	Director	November 9, 2021
Svetlana Dey
*	Director	November 9, 2021
Donald R. Chase
*	Director	November 9, 2021
Fred S. Zeidman
____________

*        Pursuant to power of attorney

By:	/s/ Gordon Kinder
Gordon Kinder
Attorney-in-fact